Exhibit 4.28

Shanghai Xiao-i Robot Technology Company Limited

The Data Services Framework Agreement

contract NO:

Party A: Shanghai Xiao-i Robot Technology Company Limited

Address: 7 / F, No.398, Lane 1555, Jinshajiang West River Road, Jiading District, Shanghai

Legal representative: Yuan Hui

Address: 1, No.383, Lane 1555, Jinshajiang West Road, Jiading District, Shanghai

telephone: portraiture:

Party B: Beijing Kaiwu Digital Intelligence Technology Co., LTD

Address: No.1852,101, Floor 9, Building 9,19,1 6 District, 188, South Fourth Ring West Road, Fengtai District, Beijing

Legal representative: Hu Senbiao

Address: 6022, Building 4, Yard 20, Guogong zhuang Middle Street, Fengtai District, Beijing

Tel.: 010-53558875 Fax: 010-53558875

Party A and Party B shall, on the basis of true and full expression of their respective wishes, and in accordance with the provisions of the Civil Code of the People’s Republic of China, enter into the following agreement on matters related to Party B’s provision of technical services to Party A, which shall be observed by both parties

1. Definition and interpretation

If not specified, the following terms in this Agreement shall mean:

1. Acquisition: refers to party B’s acquisition of voice, image and text data entrusted by Party A.

2. Labeling: refers to the description describing the data according to the standards provided by Party A.

3. Speech: refers to the sound symbol used with audio as the carrier to represent language and other information.

4. Image: refers to the material reproduction of visual perception, including pictures and videos.

5. Text: refers to the expression form of written language, with a complete or systematic meaning or a combination of multiple sentences.

6. Customers: the enterprises or consumers who purchase the designated services or products from Party A.

7. Data service: refers to under this agreement provided by party b to any voice or text data acquisition, voice or text data screening, voice or text data annotation, image data acquisition, image data annotation, such as services, including but not limited to acquisition, screening, transfer, annotation and evaluation and other services.

2. Cooperation content and settlement period and method

2.1 The data services provided by Party B to Party A shall include but not limited to text, voice, image and other data, and data collection and screening services.

2.2 The human services provided by Party B to Party A shall include but not limited to the annotation, transliteration, evaluation and other services of text, voice, image and other data.

2.3 Term of cooperation: from the date of signing this Agreement to December 31,2023. After the expiration of the contract term, if both parties need to continue the cooperation, they shall sign a new written agreement.

3. The rights and obligations of both parties

3.1 Party A’s rights and obligations

3.1.1 Party A shall enjoy the data services provided by Party B in accordance with the relevant provisions of the laws and this Agreement, and Party A shall not use the data of Party B’s data for any purpose prohibited by the laws of the People’s Republic of China.

3.1.2 Party A shall have the right to require Party B to provide data services in accordance with this Agreement, to supervise Party B to perform the provisions hereof, and to urge, correct or stop Party B from neglecting or failing to implement data services in accordance with this Agreement.

3.1.3 Other rights and obligations as stipulated by laws and regulations and as agreed herein.

3.2 Rights and obligations of Party B

3.2.1 Party B undertakes to provide data services diligently, prudently, actively and responsibly in accordance with the provisions herein.

3.2.2 party b promises to timely communication and report to party a to provide the progress of the data service, provide periodic data service results, to provide data services in the process of possible risks or problems or timely disclosure to party a, shall not conceal the true situation, such as party b fault cause party a loss, party b shall be responsible for compensation.

3.2.3 Party B shall guarantee the legality of the collection, screening, marking, translation, evaluation and other methods and processes, and ensure that the data services provided to Party A conform to the relevant laws, regulations and regulations including the Copyright Law of the People’s Republic of China, the Tort Liability Law of the People’s Republic of China on Security Protection and Computer Information System Protection Regulations, and social order and regulations, and does not infringe the legitimate rights and interests of Party A or any third party, without any rights disputes. Otherwise, Party B shall bear full responsibility for the consequences arising therefrom.

3.2.4 Party B undertakes that without the written consent of Party A, it shall not transfer the rights and obligations hereunder for any purpose or provide the relevant data service results in whole or in part to any third party without the permission of Party A.

4. pay

4.1 Delivery time: Party B shall follow the time required by Party A in advance (Party A may request party B’s service time by email, written notice and other reasonable ways) and delivery method (Party A may request to deliver the service in one time or in batches).

4.2 Delivery method: Party B may complete the delivery by mail or in writing.

5. Quality and specification

The data services delivered by Party B shall comply with the quality and specification requirements of Party A for collection and marking services specified in Appendix I Data Service Manual of Work. If the results delivered by Party B fail to meet the agreed quality and standard requirements after party A’s quality inspection, Party A shall have the right to require Party B to make free modifications to the service within a limited time. If Party B cannot complete the modification within the required time limit, party a shall have the right to fail to complete the service content, party A has the right to refuse to settle the unqualified part of the fee for the unqualified part, party A has the right to refuse to pay all the service fees, and has the right to pursue party B’s liability for breach of contract or make compensation in paragraph 2 of Article 6 of this Agreement.

6. Calculation of the amount of liquidated damages or compensation for losses

If it breaches this Contract, the breaching party shall be liable for breach of contract in accordance with the relevant provisions of the Civil Code of the People’s Republic of China and this Agreement.

6.1 From the date of achievement of the payment terms agreed herein, if Party A fails to pay the agreed fees as stipulated herein, Party A shall pay Party B 0.03% of the current fee payable as liquidated damages for each day delayed.

6.2 If the data is delayed due to Party B, Party B shall pay 0.5% of the current penalty to Party A for each day delayed. If Party B still fails to deliver the data results has the right to continue to perform or terminate the contract, and Party A has the right to require Party B to pay 20% of the total amount of the contract, liquidated damages cannot make up the losses of Party A, Party B shall make up.

6.3 if party b fails to perform other rights and obligations in accordance with this agreement, and within the time limit of party a, party a has the right to according to the provisions of article 6 of this agreement, choose to continue to perform or terminate the contract, at the same time party a has the right to ask party b to pay 20% of the total amount of the contract, penalty for breach of contract cannot make up for the loss of party a, party b shall make up.

6.4 If either party violates the provisions of Article 8 hereof, divulges or infringes upon the confidential information of the other party, it shall take immediate measures to remedy the situation and compensate the other party for the losses caused, with the amount of compensation including but not limited to all losses, litigation, lawyers and other reasonable expenses.

7. Expenses and settlement

7.1 The settlement currency shall be in RMB form.

7.2 Delivery period: Party B shall deliver data services monthly or in batches as required by Party A.

7.3 After the data delivered by Party B are accepted by Party A, Party B shall submit a written settlement application to Party A (refer to Appendix 2 Data Service Settlement Form) for the settlement of current expenses. The service fee of the current task amount shall be settled within 30 working days after Party A confirms that the amount is correct. Party B shall issue a legal equivalent VAT special invoice to Party A, and the invoice time shall not be later than 5 working days after party A’s payment.

7.4 The name, address and account number of Party B’s opening bank are:

Account name: [          ]

8. Confidentiality

8.1 the cooperation between the two parties, both parties promise and guarantee its obligation not to disclose confidential information to the third party, the confidential information means any oral or written form or other forms of non-public information, including but not limited to, business plan, customer list, technical data, product plan, development plan, staff list, operation manual, technical theory, invention, financial and other agreed confidential information (hereinafter referred to as “confidential information”).

8.2 Both parties are exempted from confidentiality liability: information obtained by the public through legal means; information obtained from a third party that does not violate any confidentiality liability; information disclosed by law or competent government, or by legal procedures.

9. Intellectual property rights

9.1 Party B shall guarantee that the service results delivered to Party A shall not infringe upon the legitimate rights and interests of any third party. If there is a third party to party a complaints, party b shall be the first time to solve, guarantee the rights and interests of party a, such as the people’s court or arbitration agency, confirmed the technical service results infringe upon the rights of a third party, party b, party b shall bear the liability, the loss to party a shall be compensation (including but not limited to, legal fees, costs, preservation fees, fines, compensation, penalty due to breach of contract, investigation fee, transportation, etc.).

9.2 party a and party b within the scope of all services (including, but not limited to all kinds of documents, data, etc.) are part of the copyright, the service copyright belongs to party a, party b shall be in the form of electronic documents and paper medium documents, party b must submit the complete work to party a, otherwise party a may refuse to settle.

9.3 Party A shall enjoy all rights to the data, standards and other data achievements (including but not limited to the patent right, copyright and relevant technical secrets of the technological achievements under collection, screening, translation, and evaluation). All achievements (including but not limited to all intellectual property rights and ownership of services and products) researched and developed by Party A by using the data and standards under this Agreement shall be owned by Party A, and Party B shall actively cooperate with Party A to complete the declaration and registration of relevant intellectual property rights.

10. Termination of the agreement

10.1 Party A shall have the right to terminate the Contract under any of the following circumstances:

1. The work content provided by Party B to Party A involves illegal matters;

2. Party B’s fault causes losses to Party A;

3. Party B is investigated for criminal responsibility or reeducation through labor according to law;

4. Party B violates relevant national policies; Party A declares dissolution.

5. Other matters that the contract may be terminated as agreed upon in this Agreement.

10.2 Party B shall have the right to terminate the Contract under the following circumstances:

1. The data service required by Party A to engage Party B is illegal to the mandatory provisions of laws and regulations;

2. Party A declares the dissolution.

11. Force majeure

11.1 Either party is affected by the force majeure event, If the obligations under this contract cannot be performed thereby, According to the extent of the impact of the force majeure event, Liability may be exempted in part or in whole; However, the party that is unable to fulfill its obligations in the force majeure event shall promptly notify the other party within 24 hours after the force majeure event occurs, Within 3 working days after the end of the force majeure event, provide the other party to prove the occurrence of the force majeure event, Proof of the extent and degree of influence, Otherwise, the party that is unable to perform its obligations under the force majeure event shall not be exempted from the liability; If either party suffers a force majeure event and delays in performing its obligations, Can not be released from liability.

11.2 If Party A maintains the service for a short time, or the access speed of Party A decreases due to accidental blocking of network channels, Party B agrees that this is normal; if Party A’s service and technical support are affected by force majeure or accident, Party A shall not be deemed to breach the contract and Party B agrees.

11.3 Force majeure events are: natural disasters, war net, fire, riots and other man-made disasters, government acts, orders of domestic and foreign courts, hacker attacks, domestic power, network conditions and other industrial restrictions, and other matters that can be identified objectively.

12. Dispute settlement

12.1 This Contract shall be governed by the laws of the People’s Republic of China.

12.2 Any dispute arising from the performance of this Contract by both parties shall be settled through negotiation and mediation. If the negotiation or mediation fails, it shall be under the jurisdiction of the local people’s court of party A’s domicile.

12.3 During the litigation, the rest of the contract shall be continued, except for the part of the problem that must be resolved in the course of the litigation

13. Effectiveness, modification and termination of the Contract

13.1 This Contract shall come into force upon being signed or sealed by both parties.

13.2 If either party proposes to terminate this Contract due to the breach of the other party, it shall notify the other party in writing within 30 days in advance and obtain the consent of the other party. A separate written agreement shall be signed for the modification of the contract.

13.3 This Agreement is made in quadruplicate, with each party holding two copies and each copy having the same legal effect. The attachments to this Agreement shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

(No text below, for the contract signing page)

(This page has no text and is the signature page of the Data Service Framework Agreement)

first party	Shanghai Xiao-i Robot Technology Company Limited
(affix one’s seal)

siger
(sign)

date	January 5, 2023

second party	Beijing Kaiwu Digital Intelligence Technology Co., LTD
(affix one’s seal)

siger
(sign)

date	January 5, 2023

Appendix I Data Service Job Manual